Exhibit 99.1

NEWS RELEASE

GOLDEN QUEEN SUCCESSFULLY CLOSES US$25 MILLION OVERSUBSCRIBED RIGHTS OFFERING

VANCOUVER, BRITISH COLUMBIA – February 22, 2018 - Golden Queen Mining Co. Ltd. (TSX:GQM | OTCQX:GQMNF) (“Golden Queen” or “the Company”) is pleased to announce the successful closing of its previously announced rights offering which expired at 5:00 pm (Toronto Time) on February 20, 2018. The Company issued the full allotment of 188,952,761 common shares pursuant to the rights offering for gross proceeds of approximately US$25 million.

As the rights offering was oversubscribed, the remaining shares available for issuance to those rightsholders validly exercising oversubscription privileges will be subject to proration as described in the rights offering materials. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The net proceeds of the rights offering will be used to reduce the corporate debt, fund the Company’s 50% portion of costs required for the purchase of additional equipment for the mine and general corporate and working capital purposes.

About Golden Queen Mining Co. Ltd.:

Golden Queen is a gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California. The mine also produces aggregate rock.

For further information, please contact:

Brenda Dayton

Golden Queen Mining Co. Ltd.

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: This news release contains forward-looking information and statements within the meaning of applicable Canadian and United States securities laws (herein referred to as "forward-looking statements") that involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. All information and statements in this news release that are not statements of historical fact may be forward-looking statements, including references to the expected use of the net proceeds of the rights offering. Such statements or information are only intentions and expectations of management and reflect the current beliefs of management and are based on information currently available to management. Actual results and events may differ materially from those contemplated by these forward-looking statements due to these statements being subject to a number of risks and uncertainties. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature forward-looking statements involve assumptions and known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions and other forward-looking statements will not occur. A number of factors could cause actual results to differ materially from the those expressed or implied by the forward-looking statements, including, but not limited to, unexpected regulatory issues. Should any risks or uncertainties that face Golden Queen and its subsidiaries materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results or achievements could vary materially from those expressed or implied by the forward-looking statements contained in this news release. Any forward-looking statement herein contained is made as of the date of this news release and Golden Queen does not assume any obligation to update or revise them to reflect new information, events or circumstances, except as required by law.